AMENDMENT AGREEMENT

        AMENDMENT AGREEMENT, effective as of January 18, 2005, by and among WILLIAM BLAIR FUNDS, a business trust organized under the laws of the State of Delaware (the “Fund”) and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (“Investors Bank”).

        WHEREAS the Fund and Investors Bank entered into an Administration Agreement dated November 1, 2004, as amended from time to time (the “Administration Agreement”); and

        WHEREAS, the Fund and Investors Bank desire to amend the Administration Agreement as set forth below.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendment.

        Appendix B to the Agreement is amended by deleting Appendix B thereto in its entirety and inserting in lieu thereof Appendix B attached hereto.

2.	Miscellaneous.

        (a) Except as amended hereby, the Administration Agreement shall remain in full force and effect.

        (b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

INVESTORS BANK & TRUST COMPANY

By:	/S/ ANDREW M. NESVET
Name:	Andrew M. Nesvet
Title:	Managing Director

WILLIAM BLAIR FUNDS

By:	/S/ MARCO HANIG
Name:	Marco Hanig
Title:	President